                                                                      Exhibit A
                               SUB-ADVISORY AGREEMENT

     This Sub-Advisory Agreement is made and entered into on this ___ day of __________, 1998, by and among Baring International Investment Limited, a company incorporated in England (the "Sub-Adviser"), Directed Services, Inc., a Delaware corporation (the "Adviser"), and Equi-Select Series Trust, a Massachusetts business trust (the "Trust").

     WITNESSETH:

     WHEREAS, the Adviser is engaged pursuant to an Investment Advisory Agreement (the "Advisory Agreement") with the Trust in the investment of the Trust's assets in accordance with the Trust's Prospectus and Statement of Additional Information (collectively the "Prospectus"); and

     WHEREAS, pursuant to the Advisory Agreement the Adviser may delegate its responsibilities for the management of the investment of the assets of one or more portfolios of the Trust to one or more sub-advisers; and

     WHEREAS, Adviser desires to so delegate responsibility for management of the investments of one or more portfolios to Sub-Adviser, and Sub-Adviser agrees to manage the investment of one or more portfolios in accordance with this Sub-Advisory Agreement and the Prospectus;

     NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Adviser hereby appoints Sub-Adviser to act as the investment advisor to
Adviser with respect to one or more portfolios as identified in "Schedule A", which is attached hereto and by this reference is incorporated herein, (singly or collectively the "Portfolio"). Sub-Adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation set forth on Schedule B, which is attached hereto and by this reference is incorporated herein. Adviser represents to Sub-Adviser that it is authorized pursuant to the Advisory Agreement to delegate to the Sub-Adviser all of the services to be performed by the Sub-Adviser pursuant hereto.

2. Subject to the supervision of the Trustees of the Trust and the Adviser, Sub-Adviser will manage the securities and investments (including cash) of the Portfolio, including the purchase, retention and disposition thereof, and the execution of agreements relating thereto in accordance with the Portfolio's investment objectives, policies and restrictions as those are stated in the Prospectus and further subject to the following understandings:

     (a) The Sub-Adviser shall furnish a continuous investment program for the Portfolio and in so doing shall determine from time to time what investments or securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested as cash;

     (b) The Sub-Adviser in the performance of its duties and obligations under this Agreement shall act in conformity with the Declaration of Trust, Bylaws and the Prospectus of the Trust, and with the instructions and directions of the Trustees of the Trust and, to the extent consistent therewith and herewith, of the Adviser, and will conform to and comply with the requirements of the Investment Company Act of 1940 (the "1940 Act"), and all other applicable federal and state laws and regulations;

     (c) The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and, as agent for the Portfolio, will effect transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities. The Sub-Adviser shall also determine whether or not the Portfolio shall enter into repurchase or reverse repurchase agreements or engage in any other investment transactions or techniques that are consistent with subsection (b) above;

     (d) The Sub-Adviser shall maintain all books and records with respect to the securities transactions of the Portfolio and shall render to the Adviser or Adviser's designees, such periodic and special reports as the Adviser may reasonably request;

     (e) The Sub-Adviser shall, to the extent the information is within its control, provide or cause to be provided to the Trust's Custodian all requested information relating to all transactions concerning the assets of the Portfolio (other than share transactions of the Portfolio);

     (f) The investment advisory services of Sub-Adviser to the Portfolio under this Sub-Advisory Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar service to others;

     (g) The Sub-Adviser is authorized, subject to the supervision of the Adviser and the Trustees of the Trust, to place orders for the purchase and sale of the Portfolio's investments with or through such persons, brokers or dealers, including the Sub-Adviser or affiliates thereof, and to negotiate commissions to be paid on such transactions in accordance with the Portfolio's policy with respect to brokerage as set forth in the Prospectus. The Sub-Adviser may, on behalf of the Portfolio, pay brokerage commissions to a broker which provides brokerage and research services to the Sub-Adviser in excess of the amount another broker would have charged for effecting the transaction, provided the Sub-Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transaction or in terms of the Sub-Adviser's overall responsibilities with respect to the Portfolio and the accounts as to which the Sub-Adviser exercises investment discretion. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's service to other clients. On occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and, if applicable, to such other customers. The Trust and the Adviser acknowledge that in order to comply with Federal Securities laws and related regulatory requirements, there may be periods when the Sub-Adviser will not be permitted to initiate or recommend certain types of transactions in the securities of issuers for which affiliates of the Sub-Adviser are performing investment banking services, and neither the Trust nor the Adviser will be advised of that fact. For example, during certain periods when affiliates of the Sub-Adviser are engaged in an underwriting or other distribution of a company's securities, the Sub-Adviser may be prohibited from purchasing or recommending the purchase of certain securities of that company for its clients.
Similarly, the Sub-Adviser may on occasion be prohibited from selling or recommending the sale of securities of a company for which affiliates are providing investment banking services.

     (h) The Sub-Adviser shall provide marketing support to the Adviser in connection with the sale of Trust shares and/or Equitable Life Insurance Company of Iowa variable insurance contracts, as reasonably requested by the Adviser. Such support shall include, but not necessarily be limited to, presentations by representatives of the Sub-Adviser at investment seminars, conferences and other industry meetings. Any materials utilized by the Adviser which contain any information relating to the Sub-Adviser shall be submitted to the Sub-Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Adviser. Any materials utilized by the Sub-Adviser which contain any information relating to the Adviser, Equitable Life Insurance Company of Iowa (including any information relating to its separate accounts or variable annuity contracts) or the Trust shall be submitted to the Adviser for approval prior to use, not less than five (5) business days before such approval is needed by the Sub-Adviser, which approval shall not be unreasonably withheld.

     (i) The Trust represents that it has delivered true and correct copies to the Sub-Adviser of, and agrees to promptly notify and deliver to the Sub-Adviser all future amendments and supplements to, the Prospectus, the Trust's Declaration of Trust, the Trust's Bylaws, resolutions or other instructions of the Trustees relevant to the Sub-Adviser's performance of its duties under this Agreement, the Advisory Agreement and the Trust's Registration Statement on Form N-1A.

3. The Sub-Adviser agrees that all records which it maintains for the Portfolio pursuant to 2(d) are the property of the Trust and will promptly surrender any of such records to Adviser upon the Trustees' or Adviser's request. The Sub-Adviser shall preserve for periods prescribed by Rule 31a-2 of the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Portfolio by Rule 31a-1 of the 1940 Act.

4. For performance of the services hereunder with respect to the Portfolios, the Adviser shall pay the Sub-Adviser pursuant to the Fee Schedule contained in Schedule B. The fee prescribed in Schedule B shall be calculated daily and payable monthly in arrears at an annual rate per Schedule B of the Portfolio's average daily net assets.

5. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, Portfolio or the Adviser in connection with the matters to which this Sub-Advisory Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Sub-Advisory Agreement.

6. The term of this Sub-Advisory Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Sub-Advisory
Agreement shall remain in effect for two (2) years from such date. Thereafter, this Sub-Advisory Agreement shall continue in effect with respect to the Portfolios from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to the Portfolios is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by the Trustees of the Trust; provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Sub-Advisory Agreement or interested persons of any party hereto; and provided further that the -Sub-Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the end of the initial two (2) year period, or at least sixty (60) days prior to the anniversary date of the execution of this Sub-Advisory Agreement of any year thereafter that it does not desire such continuation. The Sub-Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Sub-Advisory Agreement or any extension, renewal or amendment thereof. This Sub-Advisory Agreement may be terminated at any time by any party hereto, without the payment of any penalty, upon sixty (60) days' prior written notice to the other parties; provided, that in the case of termination by the Trust, such action shall have been authorized (i) by resolution of the Trust's Board of Trustees, including the vote or written consent of Trustees of the Trust who are not parties to this Sub-Advisory Agreement or interested persons of any party hereto, or (ii) by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement shall automatically terminate in the event of its "assignment" (as defined in the 1940 Act).

7. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall not, unless otherwise expressly provided herein or authorized by the Trustees of the Trust from time to time, have any authority to act for or represent the Portfolio or Trust in any way or otherwise be deemed to be an agent of the Portfolio or the Trust.

8. This Sub-Advisory Agreement is entered into by the Trust pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Trust individually, but bind only the property of the Trust and the Portfolios.

9.   This Sub-Advisory Agreement may be amended only in accordance with the
1940
Act.

10. Any notice that is required to be given by the parties to each other under the terms of this Sub-Advisory Agreement shall be in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

          (a)  If to the Sub-Adviser:
               Baring International Investment Limited
               High Street Tower
               125 High Street, Suite 2700
                                     A-3

               Boston, MA 02120-2723
               Attention:  Deborah A. Parry

          (b)  If to the Manager:
               Directed Services, Inc.
               1001 Jefferson Plaza
               Wilmington, DE 19801
               Attention:  Myles Tashman, Esq.
               Facsimile:  (302) 576-3520

          (c)  If to the Trust:
               Equi-Select Series Trust
               909 Locust Street
               Des Moines, Iowa  50309
               Attention: Myles Tashman, Esq.
               Facsimile:  (302) 576-3520

11. This Sub-Advisory Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

12. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

13. Under the rules of the Investment Management Regulatory Organization ("IMRO"), clients must be placed in specific categories which are dictated by different considerations including the nature and financial description of the client, the experience of the client in certain investments and other factors. On the basis of the information which the Adviser has given, it is a Non-Private
Customer in relation to the services to be provided in accordance with this Agreement.

14. The Sub-Adviser understands that the Adviser does not require transaction confirmation notes from Sub-Adviser. The information which would have been contained in the Adviser's confirmation notes will be included in the periodic statements specified below. The Sub-Adviser will deliver or send to the Adviser on a monthly basis and after the date of termination, a statement of the contents and value of the Investment Portfolio and an assessment of its performance.

Each statement will include:

a) the number of units of each asset comprising the Portfolio, the aggregate of the initial value of each and the aggregate of their value at the time the statement is made up; and

b) the basis on which such values have been calculated with a note of any change in such basis from that used in the immediately preceding statement. This basis shall be:

     i) taken from mid-market price indications from a representative sample of market makers, or

     ii) where, in the opinion of the Sub-Adviser, the investment concerned is not readily realizable then it shall be taken at such fair valuation as may be determined on each occasion by the Sub-Adviser.

15. The Sub-Adviser may undertake transactions in options, future, or contracts for differences ("Relevant Transactions") in accordance with the Prospectus. The markets on which Relevant Transactions are executed can be highly volatile. Such investments carry a high risk of loss and, in the case of futures, contracts for differences and the grant of options, a relatively small adverse market movement may result not only in the loss of the original investment but also in unquantifiable further loss exceeding any margin deposited. The Sub-Adviser may pay margin, or (subject to the rules of the exchange concerned) deposit investments by way of margin or collateral, on any Relevant Transaction out of the funds or investments in the Portfolio. The Sub-Adviser may enter into Relevant Transactions under which the Trust may be required to pay amounts, or deposit investments, in respect of margin or collateral in excess of (as the case may be) the funds or the investments held in the Portfolio. Subject to the limits specified in the Prospectus, the Sub-Adviser may borrow on the Trust's behalf in order to meet any calls for margin or collateral and the Sub-Adviser and the Trust acknowledge that the amounts which may be so committed are unquantifiable, due to the nature of the commitments. In connection with Relevant Transactions, the Sub-Adviser may, without reference to the Adviser, make contractual or other arrangements to settle or close out outstanding obligations in circumstances required by any exchange or intermediate broker with or through which the Sub-Adviser effects such transactions.

16. The Sub-Adviser, the Adviser and the Trust may record telephone conversations with each other. Any recordings made by the Sub-Adviser shall be the property of the Sub-Adviser.

17. The Sub-Adviser has in operation a written procedure in accordance with the rules of IMRO for the effective consideration and proper handling of complaints from clients. Any complaint by the Adviser and/or the Trust hereunder should be sent in writing to the Compliance Officer of the Sub-Adviser at the address specified in Section 10. The Adviser and/or the Trust are also entitled to make any complaint about the Sub-Adviser to IMRO.

     IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed by their respective officers designated below as of the day and year first above written.


ADVISER:                                TRUST:

DIRECTED SERVICES, INC.                 EQUI-SELECT SERIES TRUST




By:_______________________________      By:_______________________________


SUB-ADVISER:

BARING INTERNATIONAL INVESTMENT LIMITED



By:_______________________________

                                  SCHEDULE A

                               PORTFOLIO LISTING

INTERNATIONAL FIXED INCOME PORTFOLIO

                                 SCHEDULE B

                                FEE SCHEDULE



International Fixed Income Portfolio         .45% of first $200 million
                                             .40% of next $300 million
                                             .30% of next $500 million
                                             .25% of next $1 billion
                                             .10% of average net assets
                                              over and above $2 billion

                                      A-7